Exhibit 99.1

XBiotech Closes Initial Public Offering

Austin, TX – April 17, 2015 – XBiotech Inc. (NASDAQ: XBIT), a leading developer of next-generation therapeutic antibodies, announced today the closing of its initial public offering of 4,000,000 shares of its common stock at an initial public offering price of $19.00 per share for a total offering amount of $76,000,000, before the underwriting discounts and commissions and other company expenses.

WR Hambrecht + Co acted as the sole underwriter for the offering.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on April 14, 2015. Copies of the final prospectus relating to the offering may be obtained from WR Hambrecht + Co at www.wrhambrecht.com, by calling 1-800-673-6476, or by writing to 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133.

About XBiotech

XBiotech is a leading developer of next-generation therapeutic antibodies. The Company is also innovating with manufacturing technology and clinical strategies to lessen capital requirements and reduce lead times for drug development.

Contact:

Ashley Otero

XBiotech

aotero@xbiotech.com

(512) 386-2930

Tiberend Strategic Advisors:

Joshua Drumm, Ph.D.

jdrumm@tiberend.com (212) 375-2664

Jason Rando (media)

jrando@tiberend.com

(212) 375-2665